SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                           The Securities Exchange Act


                                  July 21, 2004
                   Date of Report (Date of Earliest Reported)


                          MILLENIUM HOLDING GROUP, INC.
                         (Name of Small Business Issuer)



   Nevada                       0-28431                          88-0109108
 (State of                    (Commission                     (I.R.S. Employer
Incorporation)                File Number)                Identification Number)


                     12 Winding Road, Henderson Nevada 89052
           (Address of Principal Executive Offices Including Zip Code)


                                 (702) 492 7721
                         (Registrant's Telephone Number)

ITEM 5. OTHER EVENTS

On July 20, 2004 Millenium Holding Group entered into a Common Stock Purchase Agreement and Registration Rights Agreement with Fusion Capital Fund located in Chicago, Illinois, in connection with the Proposed Sutura Merger for financing that will total up to $15 Million.

Under the terms of the financing agreement, Fusion Capital has agreed to purchase from the surviving company, after the merger has been consummated, up to $15.0 million of the surviving company's common stock over a 30-month period. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month the surviving company has the right to sell to Fusion Capital $500,000 of its common stock at a purchase price based upon the market price of the Company's common stock on the date of each sale, without any fixed discount to the market price. The surviving company has the right to control the timing and the amount of stock sold to Fusion Capital and has the right to terminate the agreement at any time without any additional cost.

The agreement with Fusion Capital also provides that at the surviving company's sole option, Fusion Capital can be required to purchase lesser amounts of common stock. At the surviving company's sole option under certain conditions, Fusion Capital can be required to purchase greater amounts of common stock each month, up to $15.0 million in the aggregate. The surviving company also has the right, at its election, to enter into a new agreement with Fusion Capital under which Fusion Capital would be required to purchase up to $5.0 million of common stock on the same terms and conditions as the original agreement. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(b) Exhibits

     10.1   Common Stock Purchase Agreement
     10.2   Registration Rights Agreement
     99     Press Release

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      Millenium Holding Group, Inc.



July 21, 2004                         By: /s/ Richard L. Ham
                                         -------------------------------------
                                         Richard L. Ham, Director and President